Exhibit 3.26

VICTORIA’S SECRET DIRECT BRAND MANAGEMENT, LLC

LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement’’), is dated as of February 2, 2007, to be effective as of 11:50 pm (EST) on February 3, 2007, by Victoria’s Secret Direct, LLC, a Delaware limited liability company (the “Member”);

W I T N E S S E T H:

WHEREAS, the Member is the sole stockholder of Victoria’s Secret Direct Brand Management, Inc., a Delaware corporation (“VSDBM’’); and

WHEREAS, in accordance with Section 266 of the Delaware General Corporation Law, the Board of Directors of VSDBM and the Member, in its capacity as the sole stockholder of VSDBM, have authorized the conversion of VSDBM from a Delaware corporation to a Delaware limited liability company, which conversion is to be effective at 11:50 p.m. (EST) on February 3, 2007; and

WHEREAS, in compliance with Section 266 of the Delaware General Corporation Law and Section 18-214 of the Delaware Limited Liability Company Act, Delaware Code Title 6, Chapter 18 (the “Act”), the Member intends to cause to be filed with the Delaware Secretary of State a Certificate of Formation in respect of Victoria’s Secret Direct Brand Management, LLC, a limited liability company to be formed under the laws of the State of Delaware in connection with the conversion of VSDBM from a Delaware corporation to a Delaware limited liability company; and ·

WHEREAS, the Member desires to enter into this Agreement as to the affairs of the LLC and the conduct of its business, and the Member intends that this Agreement constitute the “limited liability company agreement” of the LLC, within the meaning of that term as defined in the Act;

NOW, THEREFORE, it is agreed and stated as follows:

Section 1. Formation; Member. The Certificate of Formation of the LLC shall be substantially in the form of Exhibit A attached hereto and made a part hereof (the “Certificate of Formation”). The Certificate of Formation shall be executed by the Member or an authorized representative of the Member. The Member hereby acknowledges and agrees that Douglas L. Williams is an authorized representative to execute the Certificate of Formation of the LLC. The LLC shall be formed at the time specified in the Certificate of Formation, which is 11:50 p.m. (EST) on February 3, 2007. The Member hereby approves and ratifies the completion, execution, delivery, recording and filing of the Certificate of Formation by Douglas L. Williams on behalf of the Member and the LLC. The Member shall be the sole “member’’ of the LLC, as defined in the Act. Whether under this Agreement, under any other agreement or obligation by which the Company and/or the Member may be bound, or pursuant to applicable law, any action or inaction taken or omitted to be taken by or with the consent of the Member shall bind the Company. The Member may delegate such power and authority, including without limitation, the delegation of such power and authority to persons appointed as officers of the LLC.

Section 2. Term. VSDBM shall be converted into the LLC effective at 11:50 p.m. (EST) on February 3, 2007; provided, however, that pursuant to Section 18-214 of the Act, the existence of the LLC shall be deemed to have commenced on the date that VSDBM was incorporated under the Delaware General Corporation Law (which date was January 26, 2005). The LLC shall continue in perpetuity, unless and until the Member consents in writing to dissolve the LLC. Upon dissolution, the LLC shall be wound up and terminated as provided in the Act, and the Member shall have the authority to wind up the LLC. To the extent permitted by law, no event described in Section 18-304 of the Act (entitled “Events of Bankruptcy’’) involving the Member shall cause the Member to cease to be a member of the LLC, and the provisions of Section 18-801 of the Act (entitled “Dissolution”) shall not apply to the LLC.

Section 3. Capital Contributions. The Member shall determine the amounts, forms and timing of capital contributions required of the Member. The initial capitalization of the LLC shall consist of the assets and liabilities of VSDBM, the Delaware corporation which converted into the LLC.

Section 4. Tax Matters. So long as the LLC has only one member, the LLC shall be disregarded as an entity separate from its member, in accordance with Sections 301.7701-1, -.2 and -3 of the regulations promulgated under the Internal Revenue Code of 1986, as amended, and the provisions of Section 18-503 of the Act (entitled “Allocation of Profits and Losses”) shall not apply to the LLC.

Section 5. Distributions . Distributions of cash or property under circumstances not involving the liquidation of the LLC, if any, shall be within the discretion of the Member as to amount, form and frequency, subject to Section 18-607 of the Act (entitled “Limitations on Distribution”). Upon the liquidation of the LLC, the Member shall have power to liquidate or to distribute in kind any and all of the assets of the LLC, and the proceeds of any such liquidation shall be applied and distributed in accordance with Section 18-804 of the Act (entitled “Distribution of Assets”).

Section 6. General Provisions.

(a) No Third Party Beneficiaries. None of the provisions of this Agreement shall be construed as existing for the benefit of any creditor of the LLC or as being enforceable by any party not a signatory hereto. There shall be no third party beneficiaries of this Agreement.

(b) Entire Agreement. This Agreement constitutes the entire “limited liability company agreement” of the LLC within the meaning of the Act and contains the entire understanding, agreement and statement of the Member upon the subject matter of this Agreement and may only be amended, changed or waived in a writing signed by the Member. The Member acknowledges that the provisions of the Act shall govern the affairs of the LLC and the conduct of its business, except as provided in this Agreement.

(c) Provisions Binding. This Agreement shall inure to the benefit of and be binding upon the Member and the Member’s successors and assigns.

(d) Applicable Law. This Agreement shall be interpreted in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of Victoria’s Secret Stores Brand Management, Inc. (a Delaware corporation), the sole member of Victoria’s Secret Direct Holding, LLC (a Delaware limited liability company). which is the sole member of the Member, has duly executed this Limited Liability Company Agreement of Victoria’s Secret Direct Brand Management, LLC on behalf of the Member, effective as of the time, date and year first above written.

VICTORIA’S SECRET DIRECT, LLC (the “Member’)

By:	VICTORIA’S SECRET DIRECT HOLDING, LLC, Sole Member

	By:	VICTORIA’S SECRET STORES BRAND
MANAGEMENT, INC., Sole Member

		By:	/s/ Douglas L. Williams
Douglas L. Williams,
Senior Vice President – Enterprise General Counsel